Exhibit 1.01

Conflict Minerals Report of China Yuchai International Limited

For the Year Ended December 31, 2022

This is the Conflict Minerals Report (“Report”) of China Yuchai International Limited (“CYI”) for the year ended December 31, 2022 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“the Rule”), as amended. The Rule was adopted by the United States Securities and Exchange Commission (“SEC”) pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, to implement reporting and disclosure requirements on all SEC registrants (including foreign issuers) about the use of specified “conflict minerals” emanating from the Democratic Republic of Congo and nine adjoining countries (collectively, the “Covered Countries”), in their products.

The term “Conflict Minerals” as defined by SEC rules, is a broad term which means cassiterite, columbite-tantalite (coltan), gold, wolframite and their derivatives which are limited to tantalum, tin, or tungsten (collectively, “3TGs”) originating from a Covered Country. The terms used in this Report are as defined in Rule 13p-1, Form Statutory Declaration (“Form SD”) and the 1934 Act Release No. 34-67716 unless otherwise defined herein.

This Report prepared by the management of CYI includes the activities of its majority-owned subsidiaries and variable interest entities that are required to be consolidated. It does not include the activities of variable interest entities that are not required to be consolidated. CYI engaged the services of an independent third party (“Advisor”) to advise on the implementation of the Rule across the CYI Group. This Report has not been subject to an independent private sector audit (“IPSA”).

A. Company and Product Overview

CYI is one of the largest engine manufacturers in China through its main operating subsidiary, Guangxi Yuchai Machinery Company Limited (“Yuchai”). Yuchai engages in manufacture, assembly and sale of a wide variety of light-, medium- and heavy-duty engines for trucks, buses, passenger vehicles, construction equipment, and marine and agriculture applications in China. Yuchai also produces engines for diesel power generators. The engines produced by Yuchai range from diesel to natural gas to hybrid engines. A list of the engine models produced in financial year 2022 is at Schedule 1 of this Report.

Yuchai manufactures engine blocks, cylinder heads, crankshaft, camshaft and certain other key parts. Third party suppliers provide the remaining engine parts. The production process involves the complete assembly and testing of the finished products. Yuchai purchases raw materials, principally scrap steel and scrap iron, from domestic suppliers and certain engine components are imported or originated from foreign suppliers. In addition, different alloys and additives such as tin, zinc, magnesium, and manganese are utilized during the manufacturing process.

B. Reasonable Country of Origin Inquiry (“RCOI”)

Further to the conduct of an analysis of our engine products manufactured in financial year 2022, we concluded in good faith that certain minerals such as 3TGs, which are necessary to the functionality or production of our engines, are used in the manufacturing process.

To perform our RCOI, we Identified direct suppliers that supply 3TGs or products that may contain 3TGs and conducted a survey of these suppliers using the Conflict Mineral Reporting Template (“CMRT”) developed by Responsible Minerals Initiative. In the survey, we asked those suppliers: (a) whether the products they supply to us or in their production process contained 3TGs; and (b) if they did, to provide information regarding the source of 3TGs contained in those products and production process. We requested our suppliers to obtain information through their supply chain regarding the country of origin of 3TGs used, and smelters and refiners used in the supply of materials to Yuchai’s group of companies. In order to make this inquiry as complete as possible, our suppliers were requested to send the same CMRT to their suppliers (directly and indirectly) and, based on the responses received, complete their CMRT.

We distributed the Version 6.22 of the CMRT to 136 suppliers and as of May 22, 2023, we received 135 responses to the RCOI using the CMRT. We excluded, as not relevant, those suppliers that: (a) did not provide us products or components during the reporting period; or (b) provided products or components that did not contain 3TGs during the reporting period. Among the 135 initial responses, 117 suppliers confirmed that the products they supplied to us in financial year 2022 do not contain 3TGs sourced from the Covered Countries.

We rely, to a large extent, on our suppliers in the RCOI who are similarly reliant upon information provided by their own suppliers. As a result, certain information provided may have been inaccurate or incomplete and hence subject to further verification.

C. Due Diligence Program

CYI designed its due diligence measures to conform to the 3rd Edition of the Organization of Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”).

A summary of the due diligence measures that we undertook in order to comply with the Rule were:

1.	Establish appropriate company management systems

(a)

Established an internal interdisciplinary team of personnel from various departments, namely purchasing, procurement, research & development, technical, operations and legal providing updates to our management and Board of Directors;

(b)

Instituted regular communications commencing in January 2023 with our Advisor in relation to the continued implementation of the Rule including advising on a system for the conduct of the RCOI, the requisite elements of a risk management framework and processes to be instituted and disclosure requirements of the Report covering financial year 2022;

(c)	Documented and maintained records of the due diligence measures undertaken and communications with our Advisor;

(d)

We reviewed our existing Conflict Minerals Policy Statement setting out our position on the Rule, which is publicly available at the following link on our website (http://investor.cyilimited.com/corporate-governance/conflict-minerals-policy) in both English and Chinese, as well as in Chinese on the website of our main operating subsidiary (which can be located at https://www.yuchaidiesel.com/news/ggnews-detail-689095.htm) and did not deem it necessary to amend the Policy Statement; and

(e)

In continuation of the process to adopt a Conflict Minerals Investigation and Management Regulation documenting the entire process flow of the RCOI and due diligence program within our main operating subsidiary, we standardized, embedded and operationalized the process flow which includes the scope of work to be performed, specific areas of responsibilities and stated timelines.

2.	Identify and assess risks in the supply chain

(a)	Identified direct suppliers that supply 3TGs or products that may contain 3TGs;

(b)

Conducted a supply chain inquiry using version 6.22 of the CMRT requesting our suppliers to identify their sub-suppliers, smelters and the country of origin of the 3TGs that are used in our engine products and complete the CMRT within a specified timeframe;

(c)

A cover letter accompanying the CMRT explaining the Rule, how to complete the CMRT together with an example of how the CMRT should be completed, and a number to call in the event of any inquiries, was sent to our suppliers; and

(d)

Followed up with suppliers who provided inconsistent, incomplete or inaccurate responses and sent reminders to suppliers who failed to respond to our CMRT request within the given timeline. CYI may continue to follow-up with suppliers to clarify responses where applicable.

3.	Design and implement a strategy to respond to identified risks

We identified and considered the risks arising from our due diligence measures and communicated our findings and steps taken to mitigate the risks to our management and Board of Directors.

4.	Carry out independent third-party audit of smelter/ refiner’s due diligence practices

We do not have direct relationships with any mines, smelters or refiners of 3TGs which may be present in our supply chain and do not perform direct audits of such entities. However, as mentioned above, we rely, to a large extent, on our suppliers in the RCOI who are similarly reliant upon information provided by their own suppliers.

5.	Report on supply chain due diligence

Should an IPSA be required to be conducted, the findings of any such IPSA will be posted as part of our SEC filings and on our website.

D. Future steps towards compliance with the Rule

In the next compliance period covering the year 2023, we will continue to engage our suppliers to obtain current, accurate, and complete information about their smelters and refiners through their supply chain.

Schedule 1

The schedule below lists the engine models by application produced by us in financial year 2022.

Truck

YCY24, YCY30, YCS04, YCS04N, YCS06, YCK05, YCK08, YCK08N, YCK09, YCK11, YCK11N, YCK13, YCK13N, YCA07N, YCK15N

Bus

YCY24, YCY30, YCS04, YCS06, YCK05, YCK08, YCK08N, YCK09, YCK11, YCS04N

Construction

YCF24, YCF30, YCF36, YCA05, YCA07, YCA08, YCK09, YCK11, YCK13, YCK16, YCTD20, YCF30, YCF36

Agriculture

YCF30, YCF36, YCA05, YCA07, YCA08, YCK09, YCK11, YCK13, YCK16, YCTD20, YCF30, YCF36

Marine

YC4FA, YC6T, YC6TD, YC6C, YC6CL, YC6CD, YC8CL, YC12VC

Generator-Drive

YC4R, YC4FA, YC6A, YC6LN, YC6T, YC6C, YC6CL, YC12VC, YC12VTD, YC16VTD, YC16VC, YC6KN

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